UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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The St. Joe Company 130 Richard Jackson Boulevard Suite 200 Panama City Beach, Florida 32407
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
April 4, 2024
Dear Shareholder:
It is my pleasure to invite you to attend The St. Joe Company’s Annual Meeting of Shareholders (the “Annual Meeting”). The meeting will be held on May 14, 2024, at 9:00 am, Central Daylight Time, at the Camp Creek Inn, 684 Fazio Dr., Inlet Beach, FL 32461. At the meeting, you will be asked to:
1.	Elect five directors for a one-year term expiring at the 2025 annual meeting of shareholders or until his successor is elected and qualified.
2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2024 fiscal year.
3.	Approve, on an advisory basis, the compensation of our named executive officers.
4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.
Only shareholders of record as of the close of business on March 20, 2024 may vote at the Annual Meeting.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement.
In addition, following the conclusion of the Annual Meeting, we will be hosting a driving tour of some of our Northwest Florida properties for shareholders who attend the Annual Meeting. The tour will begin at approximately 1:00 pm, Central Daylight Time on May 14, 2024 and continue at 8:30 am, Central Daylight Time on May 15, 2024. Space for the tour is limited and advanced registration is required. Please email us at JOE2024@joe.com no later than April 29, 2024 to reserve your seat for the tour or to request additional details regarding the tour.
We look forward to speaking with you on May 14, 2024.
Sincerely,

Bruce R. Berkowitz
Chairman of the Board
We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 4, 2024. St. Joe’s proxy statement and annual report are available online. You may access these materials by going online at: www.proxyvote.com and furnishing the sixteen (16) digit Control Number from your proxy card/notice to vote.

The St. Joe Company | 2024 Proxy Statement i

The St. Joe Company | 2024 Proxy Statement ii

PROXY STATEMENT
Proxy Statement for Annual Meeting of Shareholders to be held on May 14, 2024
You are receiving this proxy statement because you own shares of common stock of The St. Joe Company (“St. Joe,” “the Company,” “we,” “our” and “us”) that entitle you to vote at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Our Board of Directors (the “Board”) is soliciting proxies from shareholders who wish to vote at the Annual Meeting. By use of a proxy, you can vote even if you do not attend the Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
Date, Time and Location of the Annual Meeting of Shareholders
We will hold the Annual Meeting on May 14, 2024, at 9:00 a.m., Central Daylight Time, at the Camp Creek Inn, 684 Fazio Dr., Inlet Beach, FL 32461.
The St. Joe Company | 2024 Proxy Statement 1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS
Q:	Who may attend the Annual Meeting and/or the tour?
A:
Only shareholders and persons holding proxies from shareholders may attend the Annual Meeting and/or the tour. If you plan to attend either event, please bring a photo ID. If your shares are held in the name of a brokerage firm, trust, bank or other nominee, you will need to bring a recent brokerage statement, proxy or letter from that brokerage firm or other agent that confirms you are the owner of those shares.

Q:	Who may vote at the Annual Meeting?
A:
Only holders of record of shares of our common stock at the close of business on March 20, 2024, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 58,397,506 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How many votes do I have?
A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.
Q:	What constitutes a quorum, and why is a quorum required?
A:
A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock as of the record date, present in person or represented by proxy and entitled to vote, will constitute a quorum. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?
A:	If your shares are registered directly in your name with St. Joe’s transfer agent, Equiniti Trust Company (“EQ”), you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or nominee, you are considered the “beneficial owner” of shares held in street name. Notice of Internet Availability of Proxy Materials (the “Notice”) has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.
The St. Joe Company | 2024 Proxy Statement 2

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS
Q:	How do I vote?
A:
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

	IF YOU ARE A SHAREHOLDER OF RECORD(1)	IF YOU ARE A BENEFICIAL OWNER
By Internet(1)	www.proxyvote.com	www.proxyvote.com
By Telephone(1)	1-800-690-6903	1-800-690-6903
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
At the Annual Meeting	Shareholders who attend the Annual Meeting will be able to vote in-person	Beneficial owners who obtain a “legal proxy” from the brokerage firm, bank, trustee, or nominee that holds their shares gives them the right to vote the shares at the Annual Meeting in-person

(1) Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (“Broadridge”) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Q:	What am I being asked to vote on?
A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.
Proposal		Board Recommendation
1.	To elect five directors for a one-year term expiring at the 2025 annual meeting of shareholders or until his successor is elected and qualified.	FOR EACH NOMINEE
2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the 2024 fiscal year.	FOR
3.	To approve, on an advisory basis, the compensation of our named executive officers (the “Say on Pay” proposal).	FOR
Other Proposals	We will also consider such other business that properly comes before the Annual Meeting in accordance with Florida law and the Second Amended and Restated Bylaws of the Company (the “Bylaws”).
Q:	What happens if additional matters are presented at the Annual Meeting?
A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

The St. Joe Company | 2024 Proxy Statement 3

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS
Q:	How many votes are needed to elect each director nominee (Proposal 1)?
A:
Under our Bylaws, a majority of the votes cast (meaning the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee) is required for the election of directors in an uncontested election. In addition, pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “AGAINST” votes than “FOR” votes must tender such director’s resignation for consideration by the Governance Committee (as defined below) who will recommend to the Board the action to be taken.

Q:	How many votes are needed to approve the ratification of Grant Thornton (Proposal 2)?
A:
Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action to approve the ratification of Grant Thornton as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?
A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve the resolution regarding Say on Pay, this is not an action that requires shareholder approval.

Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal based on the number of votes cast. We will report the result of the shareholder votes on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.
Q:	What is the effect of the advisory vote on Proposal 3?
A:
Although the advisory vote on Proposal 3 is non-binding, our Board and its CHC Committee (as defined below) will review the result of the vote and take it into account in making determinations concerning executive compensation for 2024.

Q:	What if I am a beneficial owner of shares and I do not give the nominee voting instructions?
A:
If you are a beneficial owner of shares and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted.

Other than the proposal to approve the ratification of Grant Thornton (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1 and 3 absent your voting instructions.
Q:	What if I sign and return my proxy without making any selections?
A:
If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the five director nominees in Proposal 1 and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of other business to be acted upon at the Annual Meeting other than as disclosed in this proxy statement.

The St. Joe Company | 2024 Proxy Statement 4

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS
Q:	What if I abstain from voting on a proposal?
A:
If you sign and return your proxy marked “ABSTAIN” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.
Proposal	Can Brokers Vote Absent Instructions	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None
Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:
•	Written notice to our Corporate Secretary at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407;
•	Executing and delivering to our Corporate Secretary a new proxy with a later date;
•	Submitting a telephonic or Internet vote with a later date (only your last Internet or telephone proxy submitted prior to the meeting will be counted); or
•	By voting at the Annual Meeting.
If you are a beneficial owner of shares, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote at the Annual Meeting.
Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card.

Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.
Q:	Where can I find voting results of the Annual Meeting?
A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.
Q:	Who will count and certify the votes?
A:	Representatives of Broadridge and our Corporate Secretary will count the votes and certify the election results.
Q:	Who pays for the cost of proxy preparation and solicitation?
A:
The accompanying proxy is solicited by the Board. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $58,132, plus expenses. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are

The St. Joe Company | 2024 Proxy Statement 5

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS
soliciting proxies primarily by mail, email, and the Internet. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
Q:	Who should I call with other questions?
A:
If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attention: Investor Relations, Telephone: (850) 231-6400.

The St. Joe Company | 2024 Proxy Statement 6

PROPOSAL 1 - ELECTION OF DIRECTORS
Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is elected and qualified. Our Board currently has five members. Upon the recommendation of the Governance Committee (as defined below), our Board has nominated each of the following current directors for re-election at the Annual Meeting: Cesar L. Alvarez, Bruce R. Berkowitz, Howard S. Frank, Jorge L. Gonzalez and Thomas P. Murphy Jr. (collectively, the “Director Nominees”). The Board has nominated each of these persons to serve as a director for a one-year term that will expire at the 2025 annual meeting of shareholders or until his successor is elected and qualified, and each has consented to serve if elected.
We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.
The St. Joe Company | 2024 Proxy Statement 7

PROPOSAL 1 - ELECTION OF DIRECTORS
Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
Cesar L. Alvarez Age 76 Director since 2012 Committees: • Audit • CHC • Governance
Mr. Alvarez is the Senior Chairman of the international law firm of Greenberg Traurig, LLP, a position he has held since February 2016. He previously served as the law firm’s Executive Chairman and Co-Chairman from January 2010 to January 2016 and as the firm’s Chief Executive Officer from 1997 until his election as Executive Chairman in 2010. During his combined 15-year tenure as Chief Executive Officer and Executive Chairman, Mr. Alvarez led the firm to become one of the top ten law firms in the United States with offices in the United States, Europe, Middle East, Asia and Latin America.

Mr. Alvarez currently serves as Vice-Chairman of the board of directors of Watsco, Inc. (NYSE), where he has served since June 2017 and previously served as a director from May 1997 to May 2015. In addition, he serves on the board of directors for the Intrexon Corporation, now known as Precigen, Inc. (NASDAQ), where he has served since February 2008. Previously, Mr. Alvarez served on the board of directors of the Fairholme Funds, Inc. (“Fairholme Funds”), a family of publicly-traded focused investment funds until his retirement in February 2020 and Fairholme Trust Company, where he served from February 2015 until the Trust closed in September 2019.

Qualifications. The Board nominated Mr. Alvarez to serve as a director due to his management experience as the Senior Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the world, as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Bruce R. Berkowitz Age 65 Director since 2011 Chairman since 2011
Mr. Berkowitz is the Founder and Chief Investment Officer of Fairholme Capital Management, L.L.C. (“Fairholme Capital”), a registered investment advisor registered with the Securities and Exchange Commission (the “SEC”), which he established in 1997, President and a Director of Fairholme Funds since 1999, and is also Manager of, and controls entities that own and control Fairholme Holdings, LLC (“Fairholme Holdings”), which wholly owns Fairholme Capital.

Qualifications. The Board nominated Mr. Berkowitz to serve as a director because of his extensive financial and investment experience and his valuable network of business and professional relationships.

Howard S. Frank Age 83 Director since 2011 Committees: • Audit (Chairman) • CHC (Chairman) • Governance (Chairman)
Until November 30, 2023, Mr. Frank was a Senior Advisor to the Chief Executive Officer of the Costa Group, Europe’s largest cruise company, a position he held since December 2017. From January 1998 until December 2012, Mr. Frank served as the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc (“Carnival”) (NYSE), the largest cruise vacation group in the world. Mr. Frank is a past Chairman and current member of the Board of Trustees for the New World Symphony. Until November 30, 2023, he served on the board of Venezia Investimenti, SRL and APVS SRL in Venice, Italy. Previously, Mr. Frank served on the board of directors of the Fairholme Funds, a family of publicly-traded focused investment funds until his retirement in February 2020.

Qualifications. The Board nominated Mr. Frank to serve as a director because of his extensive financial and operating experience and sound business judgment demonstrated throughout his career with Carnival, as well as his experience as an Audit Committee Chair with Fairholme Funds.

The St. Joe Company | 2024 Proxy Statement 8

PROPOSAL 1 - ELECTION OF DIRECTORS
Jorge L. Gonzalez Age 59 Director since 2015
Mr. Gonzalez joined us in 2002 and has served as our President and Chief Executive Officer (“CEO”) since November 2015. During his time with the Company, Mr. Gonzalez has served in roles of increasing responsibility. Mr. Gonzalez has three decades of continuous experience in various planning and real estate related roles. Mr. Gonzalez currently serves on The Florida State University’s Board of Trustees and the Board of Trustees of The St. Joe Community Foundation and has previously served on various community boards and organizations, including as the Chairman of the Bay County Economic Development Alliance, the Gulf Coast Regional Medical Center Board of Directors, the Panama City Beach Chamber of Commerce Board of Directors, the Florida Chamber of Commerce Board of Directors, and Enterprise Florida. Mr. Gonzalez has undergraduate and graduate degrees from Florida State University.

Qualifications. The Board nominated Mr. Gonzalez to serve as a director because of his extensive experience in the real estate development industry, including as an executive officer of the Company.
Thomas P. Murphy, Jr. Age 75 Director since 2011 Committees: • Audit • CHC • Governance
Mr. Murphy is Founder, Chairman and Chief Executive Officer of Coastal Construction Group (“Coastal”). Prior to the formation of Coastal, Mr. Murphy became the youngest contractor in state history, earning his contractor’s license at age 19 while attending the University of Miami. He left school to renovate the fraternity house in which he was living and has been in the construction and development business ever since. Today, Coastal is one of the leading general contractors in Florida with more than $5.0 billion in active commercial and residential projects throughout the state. From 2008 until 2018, Mr. Murphy served on the board of directors of Interval Leisure Group, a publicly-traded hospitality company which was acquired by Marriott Vacations Worldwide. Mr. Murphy is also an honorary board member of Baptist Health Systems of South Florida. In addition, Mr. Murphy is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association.

Qualifications. The Board nominated Mr. Murphy to serve as a director because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his previous experience serving on the board of directors of a publicly-traded company.

Recommendation of the Board of Directors
The Board recommends a vote “FOR” each of the Director Nominees.
The St. Joe Company | 2024 Proxy Statement 9

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:
•	Director independence (including our Policy Regarding Director Independence Determinations);
•	Director diversity, qualifications, selection, responsibilities and tenure;
•	Board structure;
•	Director resignation policy;
•	Director compensation; and
•	Management succession.
From time to time, the Governance Committee (as defined below) will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.
Board Leadership Structure
As stated in our Corporate Governance Guidelines, it is our policy that the positions of CEO and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day-to-day leadership and performance of St. Joe, while the Chairman of the Board provides the CEO with guidance, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.
Pursuant to our Corporate Governance Guidelines, in the event the Chairman of the Board and CEO roles are combined, or if the Chairman of the Board is not an independent director, the Board will appoint an independent lead director (the “Lead Director”) to serve as the leader and representative of the independent directors in interacting with the Chairman of the Board and CEO and, when appropriate, our shareholders and the public. The Board has determined that Mr. Berkowitz, who serves as our Chairman of the Board, is independent under NYSE listing standards. As a result, the Board has not designated a Lead Director.
Director Independence
It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines which are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards.
The St. Joe Company | 2024 Proxy Statement 10

CORPORATE GOVERNANCE
Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the non-management members of the Board standing for re-election) are independent: Messrs. Alvarez, Berkowitz, Frank, and Murphy. The Board has determined that Mr. Gonzalez is not considered independent as he currently serves as our President and Chief Executive Officer.
Board Committees
The Board has the following three standing committees: the Audit Committee; the Compensation and Human Capital Committee (the “CHC Committee”); and the Governance and Nominating Committee (the “Governance Committee”). Copies of the charters of each of the committees setting forth the responsibilities of the committees can be found under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.
Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attn: Corporate Secretary. We annually review the committee charters and revise as necessary.
A summary of the current composition of each standing committee, and the number of meetings held by each such committee in 2023, is set forth below.
Name	Audit Committee	CHC Committee	Governance Committee
Cesar L. Alvarez
Bruce R. Berkowitz	—	—	—
Howard S. Frank	Chairman	Chairman	Chairman
Jorge L. Gonzalez	—	—	—
Thomas P. Murphy, Jr.
Meetings held in 2023	4	2	2
  = Committee member
Board and Committee Meetings
Each member of the Board attended 100% of the meetings of the Board (four meetings held in 2023) and the committees on which he served in 2023, except for one director who missed one of the four Board and Audit Committee meetings and one of the two CHC Committee and Governance Committee meetings due to illness. Non-management directors meet in executive session without management on a regular basis. Our Chairman of the Board presides during such sessions. Board members are generally expected to attend our annual meeting of shareholders, either in person, by phone or by other remote communication. All of the current members of the Board were present at the 2023 Annual Meeting of Shareholders.
Executive Sessions
Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of the Company. These executive sessions provide the opportunity for discussion of the CEO’s performance, compensation, succession planning, critical strategic matters, and other topics that should, in certain instances, be discussed without management being present.
The St. Joe Company | 2024 Proxy Statement 11

CORPORATE GOVERNANCE
Audit Committee
Responsibilities
The Audit Committee’s responsibilities include, among other things:
•	appointing our independent auditor, monitoring their performance, qualifications and independence;
•	determining the compensation payable to the independent auditor;
•	assisting the Board’s oversight of the quality and integrity of our financial statements;
•	reviewing with management, its internal auditor and independent auditor, the quality, adequacy and effectiveness of our internal control over financial reporting;
•	reviewing our policies and processes with respect to risk assessment and risk management, including with respect to assessment and management of data security and cybersecurity risks;
•	establishing procedures for receiving complaints and confidential, anonymous employee submissions regarding accounting, internal accounting controls or auditing matters; and
•
exercising an oversight role with respect to our internal audit function and reviewing with management our policies with respect to compliance with laws and regulations, including our Code of Business Conduct and Ethics (the “Code”).

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:
•	meets the independence requirements of the NYSE’s corporate governance listing standards;
•	meets the enhanced independence standards for audit committee members required by the SEC;
•	is financially literate, knowledgeable and qualified to review financial statements; and
•	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as an Audit Committee member.
In addition, the Board has determined that Mr. Frank qualifies as an “audit committee financial expert” under SEC rules.
Compensation and Human Capital Committee
The CHC Committee’s charter provides that it will oversee and advise the Board on the Company’s human capital management and compensation program, including policies with respect to performance management, talent management, diversity, equity and inclusion, work culture and the development and retention of the Company’s workforce.
Responsibilities
The CHC Committee’s responsibilities include, among other things:
•	in consultation with senior management, establishing our general compensation philosophy, and overseeing the development and implementation of our compensation and benefits program;
•	together with our other independent directors of the Board, setting the compensation of the CEO and our other executive officers;
•	reviewing and approving performance goals and objectives, consistent with approved compensation plans, with respect to the compensation of the CEO and our other executive officers;
•	reviewing and supervising the administration of our incentive compensation and equity-based plans that are subject to Board approval;
The St. Joe Company | 2024 Proxy Statement 12

CORPORATE GOVERNANCE
•	reviewing our compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us;
•	overseeing the Company’s human capital management;
•	reviewing and overseeing the process regarding succession planning for senior management;
•	reviewing and discussing the compensation and benefits of non-employee directors; and
•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filings.
The CHC Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members except as otherwise provided in the CHC Committee Charter. Information regarding the processes and procedures followed by the CHC Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”
Independence
The Board reviewed the background, experience and independence of the CHC Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the CHC Committee:
•	meets the independence requirements, including the enhanced independence standards for CHC Committee members, of the NYSE’s corporate governance listing standards;
•	satisfies the “Non-Employee Director” definition contained in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
•	is free of any relationship that, in the opinion of the Board, may interfere with his exercise of independent judgment as a CHC Committee member.
Use of Outside Advisors
The CHC Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the CHC Committee in fulfilling its responsibilities.
Compensation and Human Capital Committee Interlocks and Insider Participation
None of the members of the CHC Committee during 2023 were at any time during 2023 or at any other previous time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of (i) a board of directors or (ii) a compensation committee of any other entity that has one or more executive officers serving as a member of our Board or CHC Committee.
Governance and Nominating Committee
Responsibilities
The Governance Committee’s responsibilities include, among other things:
•
assisting the Board by establishing the criteria for the selection of directors, identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;

•	recommending committee assignments after consultation with the Chairman of the Board;
•	evaluating the performance of current Board members in connection with determining the appropriateness of such members standing for re-election;
•	assessing and reporting to the Board as to the independence of each director;
•	annually reviewing the Board’s self-assessment process;
•	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to us;
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CORPORATE GOVERNANCE
•	determining whether to approve any requests by our directors or executive officers for exceptions to the Code;
•	reviewing and approving, in advance, any related person transactions involving any Board member or any executive officer; and
•	taking a leadership role in shaping our corporate governance.
Independence
The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.
Director Candidates
The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.
The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent deemed relevant by the Governance Committee in its sole discretion, seeks candidates that, among other things, have:
•	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
•	a reputation, both personal and professional, consistent with our image and reputation;
•	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;
•	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
•	financial knowledge and experience, including qualification as financially literate and as a financial expert defined by the SEC and NYSE; and
•	independence, as defined by the SEC and NYSE, and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.
In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:
•	interpersonal and leadership skills;
•	a proven track record of excellence in their field of expertise; and
•
significant business and professional expertise with high-level managerial experience in complex organizations, including large legal firms or accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and applicable Board committee meetings; understanding of St. Joe’s businesses; understanding of St. Joe’s strategies; overall level of involvement; contributions to the Board; any change in the independence of the director; and any change in status of the director. If the Governance Committee or the Board decides to nominate a new candidate for election, the Governance Committee identifies the desired skills and experience of any new nominee in light of the criteria above.
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CORPORATE GOVERNANCE
In selecting Board nominees, the Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experiences, skills and expertise, including diversity with respect to age, gender, ethnic background and national origin, who would make a significant contribution to the Board, St. Joe and our shareholders. As evidenced by, among other things, our two directors of Hispanic descent, we believe the Governance Committee has demonstrated a commitment to identifying diverse director candidates. In performing its responsibilities for identifying, screening and recommending candidates to the Board, the Governance Committee will ensure that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which new Board nominees are chosen.
The Governance Committee identifies nominees by first evaluating the current Board members’ willingness to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.
If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “AGAINST” votes than “FOR” votes must tender such director’s resignation for consideration by the Governance Committee who will recommend to the Board the action to be taken.
Director Attributes
	Leadership	Finance	Operations	Cybersecurity	Hospitality	Homebuilding & Development	Sales & Marketing	Compliance and Risk Management	Ethnic/Racial Diversity
Cesar L. Alvarez	✔	✔	✔	✔					✔
Bruce R. Berkowitz (Chairman)	✔	✔	✔	✔				✔
Howard S. Frank	✔	✔	✔		✔
Jorge L. Gonzalez (President and CEO)	✔	✔	✔		✔	✔	✔	✔	✔
Thomas P. Murphy Jr.	✔	✔	✔			✔	✔	✔
Management Succession
Annually, the Board and CHC Committee review and discuss a succession plan for the CEO as well as other senior management positions. To assist the Board and CHC Committee, the CEO provides an annual assessment of our senior managers and other persons considered potential successors to the CEO position and to other senior management positions. In addition, the CEO prepares, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short-term plan would be in effect until the Board and CHC Committee had the opportunity to consider the situation and take action, when necessary.
Code of Business Conduct and Ethics/Related Person Transaction Policy
Our Board has adopted the Code, which is applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws.
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CORPORATE GOVERNANCE
Our Code is available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code or any waiver granted under the Code covered by Item 5.05 of Form 8-K within four business days following the date of the amendment or waiver.
Our Governance Committee Charter provides that our Governance Committee must approve, in advance, all related person transactions involving any Board member or any executive officer. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.
Certain Relationships and Related Transactions
Fairholme Capital has served as an investment advisor to the Company since April 2013. Based on the latest reporting with the SEC, Mr. Berkowitz and clients of Fairholme Capital, beneficially owned approximately 38.6% of the Company’s outstanding common stock as of March 20, 2024. Mr. Berkowitz is the Chief Investment Officer of Fairholme Capital, a director of the Fairholme Funds and the Chairman of our Board. Mr. Berkowitz is also the Manager of, and controls entities that own and control, Fairholme Holdings, which wholly owns Fairholme Capital. Fairholme Capital does not receive any compensation for services as our investment advisor.
We are party to an Investment Management Agreement (as amended, the “Investment Management Agreement”) with Fairholme Capital, which contains investment guidelines and restrictions approved by the Company. The investment guidelines set forth in the Investment Management Agreement require that any new securities for purchase must be issues of the U.S. Treasury or U.S. Treasury Money Market Funds.
Board Role in Management of Risk
The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial and accounting risk exposures, as well as legal, regulatory, data privacy and cybersecurity risk exposure, and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our Chief Legal Officer and Chief Financial Officer. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each committee chairman regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.
Anti-Hedging Policy
Our directors, executive officers and certain other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include forward contracts, collars and other similar transactions, which allow a person to lock in much of the value of his or her stock holdings.
Corporate Responsibility
Sustainability
We are committed to the development of sustainable and efficient operations and business practices that enhance and protect our people, our communities and our planet. Our goal is to generate shareholder value while aligning our business practices to support the interests of our stakeholders and the communities we serve, including the sustainable development of Northwest Florida. Our process of defining sustainability priorities focuses on the simultaneous improvement of the environmental, social and financial position of the Company, and our strong leadership and governance practices that strive to integrate sustainability into our business strategy and corporate culture.
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CORPORATE GOVERNANCE
The acreage we own is located in Northwest Florida and a majority is managed in our forestry operations under our commercial segment. Many of Northwest Florida’s state parks, state forests and wildlife refuges were created in part with St. Joe land.
The guiding principles of our sustainable forest management practices include complying with laws and regulations, developing a long-term sustainable timber harvest plan, and understanding the economic and social impacts on the surrounding region. We take a holistic approach to managing our resources – timber, land, water, soil and wildlife – with the goal of sustainability. We are leading by example and protecting the best of Florida by working closely with environmental agencies, community leaders and leading environmental and conservation organizations. Our sustainable forest management practices take many forms, including eradication of invasive plant species, restoring wetlands, thinning forests, replanting trees and conducting prescribed burns. We carry out prescribed burns annually, which helps restore natural ecosystems, improves wildlife habitats and reduces wildfire hazards. Additionally, we are engaged in the operation of two mitigation banks, which pursuant to mitigation plans approved by the applicable state and federal authorities, provide mitigation credits that are marketed and sold to developers of land in the Bay County, Florida and Walton County, Florida areas for the purpose of enabling the developers to obtain certain regulatory permits.
Additional information regarding our sustainability efforts is available in the Stewardship section of our website at https://www.joe.com. The content of the Stewardship section of our website is not incorporated by reference into this proxy statement or in any other document filed with the SEC, unless expressly noted.
Diversity and Inclusion
We believe that a diverse and inclusive workplace is key to our success, and that it is our responsibility to advance racial and social equity. We strive to foster a diverse and inclusive environment where each of our team members are valued and respected while working to build a workplace, community and Company that reflects our core values, and believe that, over time, this will lead to an increasingly diverse workforce. As a part of finding the most qualified people, we seek to identify and consider diverse slates of candidates for roles across the organization, from the boardroom and c-suite to all levels of the workforce.
As of February 19, 2024, approximately 32% of our workforce identified as racially diverse and approximately 47% of our workforce, including 50% of our executive management team, was comprised of female employees.
Director Compensation
Annual Retainer. For 2023, our Board approved the annual retainer fees set forth below, payable in cash. We do not pay meeting fees or award annual stock grants to our non-employee directors. Annual retainer fees are payable quarterly in advance.
•	$125,000 for each non-employee director;
•	an additional $25,000 for the Chairman of the Board;
•	an additional $25,000 for the Chairman of the Governance Committee;
•	an additional $25,000 for the Chairman of the CHC Committee; and
•	an additional $25,000 for the Chairman of the Audit Committee.
Mr. Berkowitz waived his right to receive compensation related to his service on the Board in 2023.
Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.
Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.
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CORPORATE GOVERNANCE
2023 Director Compensation
The following table sets forth the compensation paid in 2023 to each director, other than Mr. Gonzalez whose 2023 compensation for his service as President and CEO is discussed under “Executive Compensation” in this proxy statement.
Name	Fees Earned ($)
Cesar L. Alvarez	125,000
Bruce R. Berkowitz(1)	—
Howard S. Frank	200,000
Thomas P. Murphy	125,000
(1)	Mr. Berkowitz waived his right to receive any compensation for his service on the Board in 2023.
Compensation Clawback
The Board has adopted a clawback policy (the “Clawback Policy”) in order to comply with applicable laws and NYSE listing standards that requires the Company to clawback incentive-based compensation in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements.
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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of St. Joe’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee selected, and the Board has ratified the selection of, Grant Thornton to continue to serve as our independent registered public accounting firm for the 2024 fiscal year. Grant Thornton has served as our independent registered public accounting firm since 2018. In accordance with SEC rules and Grant Thornton policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to St. Joe. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years.
The Audit Committee believes that the continued retention of Grant Thornton as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2024. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Grant Thornton, the appointment may be reconsidered by the Audit Committee.
Ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm for the 2024 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of Grant Thornton for the 2024 fiscal year.
We expect a representative of Grant Thornton to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.
Fees Paid to Our Independent Registered Accounting Firm
We were billed for professional services provided with respect to fiscal years 2023 and 2022 by Grant Thornton. The amounts paid for fiscal years 2023 and 2022 are set forth in the following table.
Services Provided	2023	2022
Audit Fees(1)	$ 700,000	$ 675,000
(1)
These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $5,048 for 2023 and $6,303 for 2022. No other fees were billed by or paid to Grant Thornton in 2023 or 2022.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Recommendation of the Board of Directors
The Board recommends a vote “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the 2024 fiscal year.
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
The Pre-Approval Policy of the Company provides that the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any pre-approval is indefinite, unless the Audit Committee specifically provides for a different period or amends such approval.
Pursuant to the Pre-Approval Policy, the Audit Committee delegates pre-approval authority to the Chairman of the Audit Committee for pre-approval of decisions relating to a service if the fee for such service does not exceed $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.
Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Grant Thornton during fiscal year 2023, as described above.
Audit Committee Report
The Audit Committee (for purposes of this Audit Committee Report, “we”, “us” or the “Committee”) oversees the financial reporting process of St. Joe on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by the Audit Committee pursuant to the Audit Committee Charter are set forth in the “Corporate Governance” section above.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management. We discussed with Grant Thornton, St. Joe’s independent registered public accounting firm, its audit of St. Joe’s financial statements and internal control over financial reporting. We discussed with Grant Thornton and St. Joe’s internal auditor, Protiviti Inc., the overall scope and plans for their respective audit. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.
We have discussed with Grant Thornton the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board and the SEC. We also received the written disclosures and the letter from Grant Thornton regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton its independence.
Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that St. Joe’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. We also evaluated and selected Grant Thornton as St. Joe’s independent auditor for 2024, which the shareholders will be asked to ratify at the Annual Meeting of Shareholders.
Audit Committee:
Howard S. Frank, Chairman
Cesar L. Alvarez
Thomas P. Murphy, Jr.
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation and Human Capital Committee Report that follows shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or Exchange Act.
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EXECUTIVE OFFICERS
Set forth below is certain information relating to our current executive officers and key employees other than Mr. Gonzalez. Biographical information with respect to Mr. Gonzalez is set forth above under “Proposal 1 – Election of Directors.”
Marek Bakun, 52, is our Executive Vice President and Chief Financial Officer.
With more than 20 years of financial experience, including serving as the Chief Financial Officer for national and international homebuilding companies, Mr. Bakun’s experience includes financial reporting and compliance, cost and capital management, consolidations and acquisitions, value generation as well as operational efficiency. He earned a Bachelor of Science degree in Business Administration, Accounting from the University of Central Florida. He is a Certified Public Accountant and a licensed general contractor and real estate broker.
Prior to joining the Company in 2013, Mr. Bakun served as Chief Financial Officer and Treasurer for Orleans Homebuilders, Inc., in Bensalem, Penn., and was CFO and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets. He also served as Vice President and Chief Financial Officer for Morrison Homes, and when the company merged with Taylor Woodrow in 2007, he managed the financial integration of the two multi-billion-dollar companies.
Elizabeth J. Walters, 61, is our Senior Vice President, Chief Legal Officer and Corporate Secretary.
Ms. Walters joined the Company after more than 20 years with Burke Blue Hutchison Walters & Smith, P.A., a full-service legal firm based in Panama City, Florida where she was a partner. Ms. Walters represented clients in commercial, resort and residential real estate law from property acquisition, design, entitlement process, financing, construction and project operations, to redevelopment or sale of real property. She also represented clients in the areas of land use law, governmental relations, banking, business and commercial law. Ms. Walters holds a BA and MA from The University of West Florida and a JD with honors from The Florida State University College of Law.
Ms. Walters has served in many community leadership positions throughout Northwest Florida and her current involvement includes serving on the Board of Directors of the Panama City Port Authority, the Board of Trustees of The St. Joe Community Foundation, the Governing Board of Alignment Bay County, and as a member of the Bay Defense Alliance. Ms. Walters has served as Chair of The Florida Board of Bar Examiners, the Bay Economic Development Alliance, the Bay County Chamber of Commerce, the Military Affairs Committee, Board of Trustees of Ascension / Sacred Heart Bay and the Panama City Port Authority. In the past she has served as a Trustee of the Florida State University Foundation, as a member of the Executive Board of the FSU Real Estate Center, and as a Director of Summit Bank, N.A.
Rhea Goff, 43, is our Senior Vice President and Chief Administrative Officer.
Ms. Goff began working with St. Joe in 2003 as a Human Resources Assistant at WaterColor Inn & Resort focusing on human resources for St. Joe’s hospitality operations in Walton and Bay Counties. In 2005, Ms. Goff’s role expanded to a corporate position managing human resources for the Northwest Florida region, and later, company-wide. Ms. Goff is now responsible for oversight of all human resources operations throughout the Company. She also oversees Marketing, Information Technology as well as a variety of St. Joe’s corporate administration, policies, and compliance matters. Ms. Goff earned her Bachelor’s Degree from Florida State University in 2001. Ms. Goff serves on the Boards of Florida’s Great Northwest (“FGNW”), FGNW’s Foundation, Seaside School Foundation, Walton County School District’s Business & Culinary Advisory Boards and the Board of Trustees for NWFL State College. In addition, Ms. Goff serves on the Board of Trustees of The St. Joe Community Foundation.
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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (the “NEOs”).
At the 2023 Annual Meeting of Shareholders, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2023 Annual Meeting of Shareholders, and our shareholders approved the proposal, with once again over 99% of the votes cast in favor.
At the Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This Say on Pay proposal, provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay proposal at the Annual Meeting for shareholder approval:
“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”
As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.
We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2023, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.
This Say on Pay vote is advisory, and therefore not binding on St. Joe, the CHC Committee or our Board. However, the CHC Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.
Recommendation of the Board of Directors
The Board recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.
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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2023 compensation of our NEOs (identified below). As discussed in “Proposal 3 – Advisory Vote on Executive Compensation,” we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophy, the design of our executive compensation program and why we believe that our current compensation contributed to our financial performance in 2023 and will contribute to our financial performance in the future.
Named Executive Officers (“NEOs”)
For 2023, our “named executive officers” were:
•	Jorge L. Gonzalez, our President and CEO;
•	Marek Bakun, our EVP and Chief Financial Officer;
•	Elizabeth J. Walters, our SVP, Chief Legal Officer and Corporate Secretary; and
•	Rhea Goff, our SVP and Chief Administrative Officer.
Compensation Setting Process
Role of CHC Committee
Pursuant to its Charter, the CHC Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits programs. The CHC Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.
Role of Management
Our management develops background and supporting materials for review at CHC Committee meetings, attends CHC Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive compensation program. Our CEO generally attends CHC Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the CHC Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the CHC Committee as to the amount and form of compensation.
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COMPENSATION DISCUSSION AND ANALYSIS
Elements of Compensation
Our 2023 executive compensation program consisted of base salary and discretionary cash incentives payable based on the CHC Committee’s evaluation of our overall financial performance and the contribution of the individual named executive officer to such performance. In order to further enhance a “pay for performance” environment, the CHC Committee added a long-term equity incentive plan (“LTIP”) component to the Company’s executive compensation program, which was adopted in November 2021. Accordingly, in February 2023, the CHC Committee granted to members of management time-based restricted stock awards (“RSAs”), which vest ratably over a three-year period, under the Company’s previously approved 2015 Performance & Equity Incentive Plan (the “2015 Equity Incentive Plan”). The number of RSAs granted was based on a percentage of each individual’s base salary. Additionally, in February 2023, the CHC Committee also granted to Jorge L. Gonzalez additional RSAs, which vest in full on January 24, 2030, under the 2015 Equity Incentive Plan. The CHC Committee believes that adding the LTIP component to the executive compensation program aligns executive and shareholder interests by creating an “ownership culture,” incentivize performance, and provides retention incentives for our executive officers.
In addition, our NEOs receive the same benefits and perquisites that are available to all employees generally. The CHC Committee does not have a formal policy relating to the allocation of total compensation among the various components.
Base Salary
Objective: The CHC Committee believes that base salary should provide executives certainty that they will receive competitive compensation. For 2023, base salaries for our NEOs were as follows: $510,300 for Mr. Gonzalez (up from $486,000 in 2022), $435,750 for Mr. Bakun (up from $415,000 in 2022), $368,550 for Ms. Walters (up from $351,000 in 2022) and $275,000 for Ms. Goff (up from $200,000 in 2022).
Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the CHC Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the CHC Committee’s evaluation of its competitive market position. The CHC Committee also considers other factors such as demand in the labor market and comparable salaries for the particular executive and succession planning. These factors are not weighted. The CHC Committee bases salary adjustments on the overall assessment of all of these factors. The CHC Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.
Discretionary Cash Incentives
Objective: The CHC Committee awards discretionary cash incentives to our NEOs to reward such officers for their individual contributions to our overall performance in a given year and to assist in providing a competitive compensation package. The CHC Committee believes that discretionary cash incentives, if any, should be subject to the achievement by the Company of the financial and operational objectives set by the Board from time to time, the financial results of the Company during the year, the Company’s liquidity position at the end of the year and the Board’s expectations regarding the required uses of liquidity in the upcoming year. We believe that making such compensation “at risk” provides significant motivation for increasing Company and individual performance.
Performance Considerations: Discretionary cash incentives (if any) will be paid based on the CHC Committee’s discretionary evaluation of our overall financial performance, the contribution of the particular named executive officer to such performance and the other factors discussed above. The CHC Committee also takes into consideration the target cash incentive amounts set in such named executive officer’s employment agreement, if applicable. The amount of any discretionary cash incentive awarded is determined by the CHC Committee, in its sole discretion, and in consultation with the independent directors of the Board. Cash incentives are typically paid during the first quarter, however, the CHC Committee has, and may in the future, decide to award cash incentives during the year for exemplary performance.
Committee Actions Taken with Respect to 2023 Performance: The CHC Committee, in consultation with the independent directors of the Board, approved the following discretionary cash bonus awards for 2023 performance: $765,450 for Mr. Gonzalez, $435,750 for Mr. Bakun, $331,695 for Ms. Walters and $220,000 for Ms. Goff.
The St. Joe Company | 2024 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS
Restricted Stock Awards
Objective: The CHC Committee grants NEOs equity awards under the LTIP to incentivize long-term value creation by aligning each NEO’s interests with those of shareholders, to reward strong performers, and to retain key personnel through long-term vesting. The CHC Committee believes that the LTIP should incentivize performance and provide retention incentives. The RSAs are time-based grants granted under the 2015 Equity Incentive Plan (which generally vest in three annual installments) that provide relatively predictable compensation and align NEO’s interests with shareholders’ through meaningful stock ownership. For 2023, the aggregate grant date fair values of the RSAs granted to our NEOs, determined in accordance with FASB ASC Topic 718, were as follows: $510,336 for Mr. Gonzalez, $217,912 for Mr. Bakun, $184,288 for Ms. Walters, and $137,507 for Ms. Goff.
Performance Considerations: The number of RSAs granted was based on a percentage of each NEO’s base salary. Accordingly, the CHC Committee’s consideration of the executive officer’s responsibilities, experience, potential, individual performance (as well as other factors including demand in the labor market and comparable salaries for the particular executive and succession planning) and the CHC Committee’s evaluation of its competitive market position used to set and adjust individual NEO salary levels also informs the setting and adjusting of RSA grants. Likewise, the judgment that the CHC Committee uses based on all available information to set a base salary that results in a competitive pay package also informs the setting and adjusting of RSA grants.
Employment and Other Agreements
With the exception of Mr. Bakun, the CHC Committee has not offered employment agreements or other change in control or severance protections to our NEOs, who serve the Company on an “at-will” basis.
Employment Agreement with Mr. Bakun
In connection with his appointment as Chief Financial Officer, we entered into an employment agreement with Mr. Bakun to serve as Chief Financial Officer for a period of one year, commencing on October 7, 2013. On April 1st of each successive one-year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.
Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary initially set at $350,000, which may be increased by the CHC Committee. In addition, Mr. Bakun is eligible for an annual cash incentive with a target award of up to 100% of his base salary rate.
The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for “good reason,” for a reason other than for “cause” or due to his death or disability, Mr. Bakun would be entitled to receive the following, subject to the execution of a general release agreement (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date; and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement.
Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be reduced, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.
Severance
Except as described above with respect to Mr. Bakun, we do not have any other severance or post-employment payment arrangements in place with any of our NEOs.
The St. Joe Company | 2024 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS
Retirement Plans
We provide retirement benefits to our NEOs solely through our 401(k) retirement plan pursuant to which we contribute the same percentage of salary as we do for our other employees, subject to a cap.
Health and Welfare Benefits and Perquisites
We have traditionally provided our NEOs with a variety of health and welfare benefits. In addition, we provide the perquisites reflected in the “All Other Compensation” column in the “Summary Compensation Table” and more fully described in the footnote to that column. The only perquisites that our NEOs are currently entitled to receive, other than those that are available to all employees, are reimbursement for annual physical exams and membership in our Watersound Club (the latter of which has no incremental cost to us).
Consideration of Shareholder Advisory Vote
As part of its compensation setting process, the CHC Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the CHC Committee is achieving its goal of designing an executive compensation program that promotes the best interests of St. Joe and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In 2023, the CHC Committee took into consideration that over 99% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The CHC Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.
Compensation and Human Capital Committee Report
The CHC Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the CHC Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Compensation and Human Capital Committee:
Howard S. Frank, Chairman
Cesar L. Alvarez
Thomas P. Murphy, Jr.
The St. Joe Company | 2024 Proxy Statement 26

EXECUTIVE COMPENSATION
2023 Summary Compensation Table
The following table sets forth the compensation earned by each of our NEOs for 2023, 2022, and 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(6)	Total ($)
Jorge L. Gonzalez President and CEO	2023	505,631	765,450	510,336(2)	684	1,782,101
	2022	480,462	792,000	486,082	684	1,759,228
	2021	445,769	880,000	—	57,709	1,383,478
Marek Bakun EVP and Chief Financial Officer	2023	431,768	435,750	217,912(3)	11,909	1,097,339
	2022	410,385	373,500	207,528	12,880	1,004,293
	2021	382,577	423,500	—	64,373	870,450
Elizabeth J. Walters SVP, Chief Legal Officer and Corporate Secretary	2023	365,179	331,695	184,288(4)	11,627	892,789
	2022	347,000	245,700	175,518	12,869	781,087
	2021	323,654	260,000	—	63,841	647,495
Rhea Goff SVP and Chief Administrative Officer	2023	260,573	220,000	137,507(5)	12,380	630,460
	2022	196,308	140,000	100,002	12,652	448,962
	2021	174,892	140,800	—	48,421	364,113
(1)	The amount reported reflects the aggregate grant date fair values of the RSAs granted in the respective year, determined in accordance with FASB ASC Topic 718.
(2)
The amount reported reflects the grant of 5,760 RSAs on February 21, 2023, pursuant to our 2015 Performance and Equity Incentive Plan. These RSAs will vest in three equal annual installments on February 21, 2024, 2025, and 2026, subject to Mr. Gonzalez’s continued employment. The amount reported also reflects the grant of 5,760 RSAs on February 21, 2023, pursuant to our 2015 Performance and Equity Incentive Plan. These RSAs will vest in full on January 24, 2030, subject to Mr. Gonzalez’s continued employment.

(3)
The amount reported reflects the grant of 4,919 RSAs on February 21, 2023, pursuant to our 2015 Performance and Equity Incentive Plan. These RSAs will vest in three equal annual installments on February 21, 2024, 2025, and 2026, subject to Mr. Bakun’s continued employment.

(4)
The amount reported reflects the grant of 4,160 RSAs on February 21, 2023, pursuant to our 2015 Performance and Equity Incentive Plan. These RSAs will vest in three equal annual installments on February 21, 2024, 2025, and 2026, subject to Ms. Walters’ continued employment.

(5)
The amount reported reflects the grant of 3,104 RSAs on February 21, 2023, pursuant to our 2015 Performance and Equity Incentive Plan. These RSAs will vest in three equal annual installments on February 21, 2024, 2025, and 2026, subject to Ms. Goff’s continued employment.

The St. Joe Company | 2024 Proxy Statement 27

EXECUTIVE COMPENSATION
(6)	Amounts in this column for 2023 are detailed in the table below:
Name	Company Contributions to 401(k) Match ($)(a)	Term Life Insurance Premiums ($)(b)	Total all Other Compensation ($)
Jorge L. Gonzalez	0	684	684
Marek Bakun	11,225	684	11,909
Elizabeth J. Walters	10,943	684	11,627
Rhea Goff	11,922	458	12,380
(a)	Represents 401(k) Company match.
(b)	Represents life insurance premiums paid by the Company on behalf of the NEOs, for coverage based on their base salaries up to a maximum of base salary of $300,000.
Grants of Plan-Based Awards
The following table provides information concerning plan-based awards granted to NEOs in the 2023 fiscal year.
Name	Grant Date	All stock awards: Number of securities underlying options (#)	All option awards: Number of securities underlying options (#)	Exercise or base price of option awards (#)	Grant date fair value of stock and option awards ($)(1)
Jorge L. Gonzalez	2/21/2023	5,760	—	—	255,168
	2/21/2023	5,760			255,168
Marek Bakun	2/21/2023	4,919	—	—	217,912
Elizabeth J. Walters	2/21/2023	4,160	—	—	184,288
Rhea Goff	2/21/2023	3,104	—	—	137,507
(1)	Reflects the aggregate grant date value of the RSAs, determined in accordance with FASB ASC Topic 718.
The St. Joe Company | 2024 Proxy Statement 28

EXECUTIVE COMPENSATION
Outstanding Equity Awards at December 31, 2023
	Stock Awards
Name	Grant Date	Number of RSAs that have not Vested (#)(1)(2)	Market Value of RSAs that have not Vested ($)(3)	Equity Incentive Plan Awards # of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Jorge L. Gonzalez	2/21/2023	5,760	346,637	—	—
	2/21/2023	5,760	346,637	—	—
	2/22/2022	3,467	208,644	—	—
	4/8/2022	4,361	262,445	—	—
Marek Bakun	2/21/2023	4,919	296,025	—	—
	2/22/2022	2,961	178,193	—	—
Elizabeth J. Walters	2/21/2023	4,160	250,349	—	—
	2/22/2022	2,504	150,691	—	—
Rhea Goff	2/21/2023	3,104	186,799	—	—
	2/22/2022	1,427	85,877	—	—
(1)
The RSAs granted February 21, 2023 and February 22, 2022 will vest into shares of common stock in three equal annual installments of each of the first through third anniversaries of the date of grant, subject to NEO’s continued employment. 5,760 of the RSAs granted to Mr. Gonzalez on February 21, 2023 will vest as described in footnote 2, rather than as described in this footnote 1.

(2)	5,760 of the RSAs granted February 21, 2023 to Mr. Gonzalez and all of the RSAs granted April 8, 2022 to Mr. Gonzalez will vest in full on January 24, 2030, subject to his continued employment.
(3)	Based on the closing price of the Company’s stock on December 29, 2023 ($60.18), the final trading day of fiscal year 2023.
Option Exercises and Stock Vested in 2023 Fiscal Year
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Jorge L. Gonzalez	—	—	1,734	77,371
Marek Bakun	—	—	1,480	66,038
Elizabeth J. Walters	—	—	1,252	55,864
Rhea Goff	—	—	713	31,814
(1)
The value realized on vesting is determined by multiplying the number of units vested by our closing stock price on the date the units vested. For 2023, units vested on February 22, 2023 and the closing stock price on that date was $44.62.

The St. Joe Company | 2024 Proxy Statement 29

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change in Control
Other than Mr. Bakun’s employment agreement described in “Compensation Discussion and Analysis—Employment and Other Agreements” above, we do not have any severance or other post-employment payment arrangements with any of our NEOs.
Bakun Employment Agreement
As discussed in the Compensation Discussion and Analysis under “Employment and Other Agreements,” we have entered into an employment agreement with Mr. Bakun. Mr. Bakun’s agreement provides for certain payments and other benefits if employment with us is terminated without “cause” or by Mr. Bakun for “good reason”. Upon a termination by us without “cause” or by Mr. Bakun for “good reason”, Mr. Bakun is entitled to receive:
•	salary continuation for a period of 12 months from the termination date; and
•	payments equal to our portion of the cost of continued health and welfare benefits for an 18-month period from the termination date.
Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.
The following table shows the termination payments that Mr. Bakun would have received pursuant to his employment agreement in connection with his termination without “cause” or by Mr. Bakun for “good reason,” in each case, subject to the execution of a general release agreement, had such termination occurred on December 31, 2023.
Type of Payment/Benefit	Payments Upon Termination Without Cause(1) or for Good Reason(2) ($)
Salary	$435,750
Continuation of Benefits(3)	$42,140
Total Termination Payments/Benefits	$477,890
(1)
Pursuant to the terms of Mr. Bakun’s employment agreement, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) that are demonstrably willful and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct that causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities.

(2)
Pursuant to the terms of Mr. Bakun’s employment agreement, “good reason” means the executive’s termination of the executive’s employment for any one or more of the following reasons without the executive’s express written consent: (a) a significant diminution in the executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by St. Joe within thirty (30) days after receipt of written notice thereof given by the executive as provided in the employment agreement, (ii) a change in the person to whom (but not the position to which) the executive reports, or (iii) the executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by St. Joe to provide the compensation and benefits provided for in the employment agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by St. Joe within thirty (30) days after receipt of notice thereof given by the executive pursuant to the employment agreement; (c) any purported termination by St. Joe of the executive’s employment otherwise than as expressly permitted by the employment agreement; or (d) any failure by St. Joe to cause successors of the Company to assume the Company’s obligations under the employment agreement.

(3)
Pursuant to terms of his employment agreement, Mr. Bakun is entitled to receive a continuation of health and welfare benefits for a period of 18 months following the date of termination without “cause” or for good reason.”

The St. Joe Company | 2024 Proxy Statement 30

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
The following table sets forth information, as of December 31, 2023, with respect to our compensation plan under which common stock is authorized for issuance, which consist of our 2015 Performance and Equity Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Shareholders (2015 Plan)	—	—	1,397,089
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	—	—	1,397,089
The St. Joe Company | 2024 Proxy Statement 31

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the median employee, excluding the CEO, to the annual total compensation of our CEO. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC’s final rules regarding the CEO pay ratio disclosure requirements.
We selected our median employee as of December 31, 2023. To identify the median employee, we compared the total wage compensation for all full-time, part-time, temporary and seasonal employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2023, which consisted of 1,022 employees, all located in the United States. Wages and salaries were then annualized for full-time employees that were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees’ total wage, and used this consistently applied compensation measure to identify our median employee. The individual who was our median employee for our calculation in 2022 is no longer employed by us. In accordance with Item 402(u) of Regulation S-K, we determined that there was another similarly compensated individual as the 2022 median employee, and we have used that individual as the median employee for the calculations. We believe we have not had any significant changes to our employee population or our employee compensation arrangements since 2022 and we believe the selection of this individual as our median employee does not result in a significant change to our pay ratio disclosure.
After identifying the median employee, we calculated the median employee’s annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other NEOs, as set forth in the 2023 Summary Compensation Table. In 2023, the annual total compensation of our median employee was $44,197. Our CEO’s annual total compensation as reported in the 2023 Summary Compensation Table was $1,782,101. The resulting ratio of the total 2023 annual compensation of CEO compared to our median employee in 2023 is approximately 40:1.
The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.
The St. Joe Company | 2024 Proxy Statement 32

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” on page 23 above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSAs.
					Value of initial fixed $100 investment based on:
Year	Summary compensation table for PEO(1) ($)	Compensation actually paid to PEO(2) ($)	Average summary compensation table total for non-PEO named executive officers(3) ($)	Average compensation actually paid to non-PEO named executive officers(4) ($)	Total Shareholder return(5) ($)	Peer group total shareholder return(6) ($)	Net income(7) (millions) ($)	Total revenue(8) (thousands) ($)
2023	1,782,101	2,143,928	873,529	994,336	311.92	129.09	77.7	389,285
2022	1,759,228	1,642,718	744,781	716,940	198.53	113.35	70.9	252,321
2021	1,383,478	1,383,478	627,353	627,353	264.93	137.26	74.5	266,996
2020	1,238,395	1,238,395	563,871	563,871	214.58	109.57	45.2	160,555
1
The dollar amounts reported are the amounts of total compensation reported for Mr. Gonzalez our Principal Executive Officer (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

2
The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Gonzalez, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gonzalez during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below sets forth the adjustments that were made to Mr. Gonzalez’s total compensation. The Company does not provide defined benefit pension benefits.

PEO Adjustments	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Reported Summary Compensation Table Total for PEO	1,782,101	1,759,228	1,383,478	1,238,395
Deduct Reported Value of Equity Awards(a)	(510,336)	(486,082)	—	—
Add Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End(b)	693,274	369,572	—	—
Add Change in Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End(b)	168,537	—	—	—
Add Change in Fair Value of Awards Granted in Prior Year that Vested during Year	10,352	—	—	—
Total Compensation Actually Paid to PEO	2,143,928	1,642,718	1,383,478	1,238,395
(a)
Represents the deduction of the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for 2023 and 2022. The Company did not award equity awards in 2021 or 2020.

(b)
The equity award adjustments for 2023 and 2022 include the addition of the year-end fair value of the equity awards granted in 2023 and 2022, respectively that were or are outstanding and unvested as of the end of each respective year.

The St. Joe Company | 2024 Proxy Statement 33

PAY VERSUS PERFORMANCE
3
The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Gonzalez, who has served as our PEO since 2015) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Gonzalez) included for purposes of calculating the average amounts for 2020 through 2023 are: Marek Bakun, Elizabeth J. Walters, and Rhea Goff.

4
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Gonzalez), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Gonzalez) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below sets forth the adjustments that were made to the average total compensation for the NEOs as a group (excluding Mr. Gonzalez) to determine compensation actually paid, using the same methodology as described above in footnote 2. The Company does not provide defined benefit pension benefits.

Non-PEO NEOs Adjustments	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Average Reported Summary Compensation Table Total for Non-PEO NEOs	873,529	744,781	627,353	563,871
Deduct Average Reported Value of Equity Awards(a)	(179,902)	(161,016)	—	—
Add Average Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End(b)	244,391	133,175	—	—
Add Change in Average Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End(b)	49,462	—	—	—
Add Change in Average Fair Value of Awards Granted in Prior Year that Vested during Year	6,856	—	—	—
Total Compensation Actually Paid to Non-PEO NEOs	994,336	716,940	627,353	563,871
5
Cumulative TSR is calculated in accordance with Items 402(v) and 201(e) of Regulation S-K, by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

6
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group represents the published industry index S&P SmallCap 600, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

7	The dollar amounts reported represent the amount of net income attributable to the Company reflected in the Company’s audited financial statements for the applicable year.
8
The dollar amounts reported represent the amount of total revenue reflected in the Company’s audited financial statements for the applicable year. As described in more detail in the “Compensation Discussion and Analysis,” the Company maintains a discretionary cash incentive program for NEOs that does not utilize a specific formula of financial performance metrics. In determining whether a discretionary cash incentive is paid, the CHC Committee takes into consideration the Company’s net income attributable to the Company and total revenue in assessing overall Company performance. Accordingly, the Company has determined that total revenue represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance.

Tabular List of Financial Performance Measures
The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is:
•	Total revenue.
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The St. Joe Company | 2024 Proxy Statement 34

PAY VERSUS PERFORMANCE
Compensation Actually Paid and Cumulative TSR
The following chart provides a graphical representation of the Compensation Actually Paid to our PEO and other NEOs versus the Company’s four-year cumulative TSR.

PEO and Average NEO Compensation Actually Paid Versus Company TSR
Company TSR (FYE 2019 indexed to $100)
$350
$300
$250
$200
$150
$100
$50
$-
Compensation Actually Paid ($mm)
$2.4
$2.2
$2.0
$1.8
$1.6
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
2019
2020
2021
2022
2023
PEO CAP
Non-PEO NEO CAP
TSR

Compensation Actually Paid and Net Income
The following chart provides a graphical representation of the Compensation Actually Paid to our PEO and other NEOs versus the net income attributable to the Company.

Compensation Actually Paid vs. Net Income

Net Income ($mm)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
2020
2021
2022
2023
$2.4
$2.2
$2.0
$1.8
$1.6
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
Compensation Actually Paid ($mm)
PEO CAP
Non-PEO NEO CAP
Net Income

The St. Joe Company | 2024 Proxy Statement 35

PAY VERSUS PERFORMANCE
Compensation Actually Paid and Company-Selected Measure
The following chart provides a graphical representation of the Compensation Actually Paid to our PEO and other NEOs versus the company-selected measure, total revenue.

Compensation Actually Paid vs. Total Revenue

Total Revenue ($mm)
$400
$350
$300
$250
$200
$150
$100
$50
$-
Compensation Actually Paid ($mm)
$2.4
$2.2
$2.0
$1.8
$1.6
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
2020
2021
2022
2023
PEO CAP
Non-PEO NEO CAP
Total Revenue (Company Selected Measure)

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following chart provides a graphical representation of the Company’s four-year cumulative TSR versus our industry peer group, S&P SmallCap 600.

Comparison of Cumulative TSR of The St. Joe Company and S&P SmallCap 600 Index

TSR (FYE2019 Indexed to $100)
$350
$300
$250
$200
$150
$100
$50
$-
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
The St. Joe Company
S&P SmallCap 600 Index

The St. Joe Company | 2024 Proxy Statement 36

SECURITY OWNERSHP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
Principal Holders of Stock
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock based on the latest reporting with the SEC:
Name and Address	Number of Shares Beneficially Owned	Percent of Class(1)
Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. 5966 South Dixie Highway, Suite 300 Miami, FL 33143	22,513,148(2)	38.6%
Blackrock, Inc. 50 Hudson Yards New York, NY 10001	5,722,442(3)	9.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,705,715(4)	9.8%
(1)
The percentages reported are based on 58,397,506 shares of common stock outstanding as of March 20, 2024. The percentages reported are also based any securities of which each person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

(2)
Based on information provided by Fairholme Capital and Mr. Berkowitz. For additional information on Mr. Berkowitz’s holdings, please see footnote 3 to the Common Stock Ownership by Directors and Executive Officers table below.

(3)
Based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) on January 24, 2024, Blackrock has sole voting power with respect to 5,637,228 shares it beneficially owns and has sole dispositive power with respect to 5,722,442 shares it beneficially owns. Blackrock has shared voting power with respect to 0 shares it beneficially owns and shared dispositive power with respect to 0 shares it beneficially owns.

(4)
Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 13, 2024, Vanguard has sole voting power with respect to 0 shares it beneficially owns and has sole dispositive power with respect to 5,605,282 shares it beneficially owns. Vanguard has shared voting power with respect to 62,850 shares it beneficially owns and shared dispositive power with respect to 100,433 shares it beneficially owns.

The St. Joe Company | 2024 Proxy Statement 37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of our common stock beneficially owned by the current directors, the NEOs and the directors and all executive officers as a group, based on the latest reporting with the SEC.
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Cesar L. Alvarez	4,700	*
Marek Bakun	19,590	*
Bruce R. Berkowitz	22,513,148(3)	38.6%
Howard S. Frank	30,000	*
Jorge L. Gonzalez	58,398	*
Rhea Goff	8,037	*
Thomas P. Murphy, Jr.	34,116	*
Elizabeth J. Walters	14,522	*
Directors and Executive Officers as a Group (eight (8) persons)	22,682,511	38.8%
The address of each director and executive officer in this table is c/o The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407.
(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.
(2)
The percentages reported are based on 58,397,506 shares of common stock outstanding as of March 20, 2024. The percentages reported are also based on any securities of which each person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. An “*” indicates less than 1% ownership.

(3)
19,228,724 of the 22,513,148 shares are directly owned by the Fairholme Fund and the Fairholme Allocation Fund, two series of Fairholme Funds, and managed by Fairholme Capital. Because Mr. Berkowitz, through his control of the sole member of Fairholme Capital, and in his capacity as the President of Fairholme Funds, has shared voting or dispositive power over all shares beneficially owned by Fairholme Capital, he may be deemed to have beneficial ownership of all of these shares.

The St. Joe Company | 2024 Proxy Statement 38

OTHER MATTERS
Shareholder Proposals for 2025 Annual Meeting of Shareholders
Shareholder proposals should be sent to us via certified mail at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attention: Elizabeth J. Walters, Chief Legal Officer. To be considered for inclusion in our proxy statement for the 2025 annual meeting of shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 5, 2024.
Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal or director nomination to be submitted at the 2025 annual meeting of shareholders, but not required to be included in our proxy statement, no earlier than January 14, 2025 and no later than February 3, 2025 (the “Advance Notice Deadline”) with respect to such proposal. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must set forth the information required by Rule 14a-19 under the Exchange Act when providing notice to the Company no later than the Advance Notice Deadline. Any director nomination must contain the information specified in our Bylaws.
List of Shareholders Entitled to Vote at the Annual Meeting
The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.
Communication with St. Joe’s Board of Directors
Any shareholder or other interested party who desires to contact any member of the Board (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:
•	electronically by sending an e-mail to the following address: directors@joe.com;
•	in writing to the following address: Board of Directors, The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407;
•	or by telephone at (800) 571-4840.
Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chairman of the Audit Committee for review.
Available Information
We maintain an Internet website at www.joe.com. Copies of the committee charters of each of the Audit Committee, CHC Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code, can be found under the Investor Relations – Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2023 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations SEC Filings section of our website, located at
The St. Joe Company | 2024 Proxy Statement 39

OTHER MATTERS
www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attn: Investor Relations. A copy of any exhibit to the 2023 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.
Electronic Delivery
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you electronically. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 4, 2024. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, (850) 231-6400.
If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial owners of shares can request information about householding from their nominee.
The St. Joe Company | 2024 Proxy Statement 40

THE ST. JOE COMPANY
130 RICHARD JACKSON BLVD.
SUITE 200
PANAMA CITY BEACH, FL 32407
ATTN: ELIZABETH J. WALTERS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2024

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Jorge L. Gonzalez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on May 14, 2024 at the Camp Creek Inn, 684 Fazio Drive, Inlet Beach, FL 32461, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted "FOR" each of the director nominees named in proposal 1 and "FOR" proposals 2 and 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side